Exhibit 6.1

TECHNICAL COLLABORATION AND LICENSE AGREEMENT

This Technical Collaboration and License Agreement ("License Agreement") is made and entered into by and between Coherix, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 3980 Ranchero Drive, Ann Arbor, Michigan, 48108 USA ("Licensor"), and Panasonic Factory Solutions Co. Ltd., a corporation organized and exiting under the laws of Japan, having its principal place of business at 2-7 Matsuba-cho, Kadoma, Osaka 571-8502, Japan ("Licensee") ..

Recitals:

WHEREAS, Licensor has been engaged in the manufacture and sale of recognition camera and sensors and owns specialized knowledge, information, experience, patents and patent applications relating to the manufacture and use of such products;

WHEREAS, Licensor and Licensee has entered into the Development Agreement for vision systems and camera Product that conform to Licensee's required specifications for Licensee's products;

WHEREAS, Licensee is desirous of manufacturing, using and selling the Product or Final Product(s) based upon such specifications set forward in the Development Agreement; and,

WHEREAS, Licensor is willing to provide Licensee with the benefit of such knowledge, information, experience, patents and patent applications for the manufacture, sale and use of such Product or Final Product(s).

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties hereby agree as follows:

Article 1.        Definitions

In this License Agreement, each of the following terms shall have the following meanings, unless otherwise required by context:

(1)	"3D Camera" shall mean three dimension camera and hardware and software necessary for such camera

(2)	"2D Camera" shall mean two dimension camera and hardware and software necessary for such camera

(3)	"Product(s)" shall mean the products, software, components, parts thereof and related products and. software thereto, including, but not limited to, 2D Camera and 3D Camera that have been developed based upon the Phase 2 Development Agreement made and entered into by and between Licensor and Licensee on March 22, 2011, and the derivative products and successor products thereof.

(4)	"Final Product(s)" shall mean the resulting Product(s) or Product(s) derivatives as modified and/or manufactured by PFSC as a result of this Phase 3 Development Agreement, and Phase 4 of new development agreements made and entered into by and between Licensor and Licensee.

(5)	"Development Agreements" shall mean the aggregate or collective of the Phase 1, 2, 3, and 4 Development Agreements. Phase 4 Development Agreement is included only if the parties enter into such an agreement.

(6)	"Panasonic Product(s)" shall mean the printed circuit board assembly equipment, equipment to bond the driver integrated circuits on liquid crystal panels, microelectronics bonding systems and/or similar products thereto.

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(7)	"Intellectual Property Rights" shall mean inventions and patents, design patents, utility models, copyrights, mask work rights, know-how, trade secrets and other intellectual property rights under the laws of any country throughout the world and any applications for any of the foregoing.

(8)	"Technical Information" shall mean any and all information and knowledge which are necessary or effective for manufacturing, selling, or using the Product, whether Licensor owns as of the present moment or will obtain in the future, including, but not limited to, Intellectual Property Rights and Licensed Software.

(9)	"Product IP" shall mean any and all Intellectual Property Rights which are necessary or effective for manufacturing, selling, or using the Product(s) or Final Product(s), whether Licensor owns as of the present moment or will obtain in the future.

(10)	"Effective Date" shall mean the date on which this License Agreement shall come into effect in accordance with the provisions of Article 20(1) and 20(2).

(11)	"Transfer Date" shall mean the date on which Initial Fee in the Article 7 herein was paid from Licensee to Licensor, causing the parties to be bound by this License Agreement.

(12)	"Improvements" shall mean any and all improvements, modifications or variations, whether or not patentable, in or to the Products, or methods for manufacturing or using the Products, to the extent the 3D Camera and/or 2D camera is capable of being installed in the Panasonic Products.

(13)	"Affiliate" shall mean company or other legal entity which: (a) is controlled by a party to this License Agreement; (b) controls a party to this License Agreement; or (c) is under common control with a party to this License Agreement. For the purpose of this definition, "control" means that more than fifty percent (50%) of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity. Such corporation, company or entity shall be deemed to be an Affiliate so long as such ownership or control exists.

(14)	"Licensed Object Code" shall mean computer program in the form of object code listed in Schedule I.

(15)	"Licensed Source Code" shall mean computer program in the form of source code listed in Schedule I.

(16)	"Licensed IP" shall mean any Intellectual Property rights granted by Licensor to Licensee and listed in Schedule I.

(17)	"Documentation" shall mean the instruction manual of the Licensed Object Code, Licensed Source Code and any other related material or documentation, in writing or in electronic form.

(18)	"Licensed Software" shall mean the Licensed Object Code, Licensed Source Code and the Documentation, including, if any, Updates of any of the foregoing.

(19)	"Updates" shall mean all changes to the Licensed Software to correct any Defect therein, but which do not add or alter functionality of the Licensed. Software, including, but not limited to, patches, bug fixes and minor updates of the Licensed Software.

(20)	"Deliverable" shall mean individually and collectively, a copy of (i) the Licensed Object Code, and Licensed Source Code, (ii) the Documentation, and (iii) the Licensed IP, to be delivered by Licensor to Licensee.

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(21)	"Defect" shall mean any mistake, problem, defect, software bug, malfunction or deficiency, which causes incorrect or inadequate functioning or non-functioning of Product(s) and/or causes Product(s) not to meet the specifications for Product(s).

(22)	"Business Activity" shall mean to manufacture, sell, use, modify, copy, repair, develop, export, import, distribute, maintain and/or have done all those things.

(23)	"Escrow Agent" shall mean Software Information Center in Japan.

(24)	"Escrow Agreement" shall mean the escrow agreement originally attached in Appendix 1 of the Phase 2 Development Agreement and entered into among the Licensor, Licensee and the Escrow Agent on the Effective Date.

(25)	"Permitted Markets" shall mean the allowable worldwide markets in which the Licensee has permission in which to sell, distribute or otherwise conduct Business Activity of the Product or Final Product(s). Specifically these markets are limited to PCB assembly equipment, equipment to bond the driver ICs on liquid crystal panels, and/or microelectronics bonding systems markets. Other markets shall be defined and permitted by mutual consent of the parties.

(26)	Common Definitions are provided in the Phase 2 Development Agreement, the Escrow Agreement in Appendix 1 to the Phase 2 Development Agreement, and this License Agreement as Appendix 2 to the Phase 2 Development Agreement. The Phase 2 Development Agreement shall prevail if any conflicts arise between the definitions and this License Agreement, and these Phase 2 Definitions shall survive any termination of the Phase 2 Development Agreement.

Article 2.        Grant of License

(1)	Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee, an exclusive license to conduct Business Activity of the Product or Final Product(s) in Permitted Markets worldwide under the Products IP and Technical Information with right to sublicense to Licensee's Affiliates.

(2)	Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee under copyrights owned, controlled or licensable by it, an exclusive and non-transferable, world-wide license, with right to sublicense to Licensee's Affiliates,

(a)    to conduct Business Activity of the Licensed Software within and other licensed Intellectual Property as set forward in the Development Agreements for the purpose of conducting Business Activity of the Product or Final Product(s);

(b)   to copy and incorporate the Licensed Software and other licensed Intellectual Property as set forward in the Development Agreements into the Products or Final Product(s) for the purpose of conducting Business Activity of the Product or Final Product(s)

(3)	While this License Agreement is in effect, Licensor shall not, or cause any third party to, conduct Business Activity of the Product or Final Product(s), directly or indirectly, for the purpose of conducting Business Activity of the products that are competitive with Panasonic Product(s) in the Permitted Markets, nor shall Licensor grant any further licenses to conduct Business Activity of the Product or Final Product to any third party unless otherwise agreed upon in writing between the parties. Licensee shall not unreasonably withhold permission for such further licenses.(

(4)	The rights under this License Agreement shall be granted by Licensor to Licensee and shall come into full force and effect on the occurrence of full payment of the Initial Fee specified in Article7(1)(a) in this License Agreement after the completion of Phase 2 Development work as set forth in the Development Agreement.

(5)	Notwithstanding the foregoing paragraph, Licensee may conduct Business Activity within the terms of this License Agreement regarding future specification and design development agreements for Phase 3 and Phase 4.

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Article 3.        Technical Materials

(1)	Within thirty (30) days after the Transfer Date, Licensor, at its own cost and expense, shall furnish and make available to Licensee, as part of Technical Information, all technical materials that are necessary or desirable for conducting Business Activity of the Products, including the following:

(a)        Drawings and specifications of the Products;

(b)        Bill of Parts and materials;

(c)        Production standards;

(d)        Drawings for assembly

(e)        Deliverables;

A list of said technical materials is attached hereto as Schedule I.

(2)	Within thirty (30) days after the date of end of Phase 3, Licensor, at its own cost and expense, shall furnish and make available to Licensee, as part of Technical Information, all technical materials that are necessary or desirable for conducting Business Activity of the Products, including the following:

(a)         Drawings and specifications of the Products;

(b)        Bill of Parts and materials;

(c)         Production standards;

(d)        Drawings for assembly;

(e)         Deliverables;

(3)	Within thirty (30) days after the date of end of Phase 4, Licensor, at its own cost and expense, shall furnish and make available to Licensee, as part of Technical Information, all technical materials that are necessary or desirable for conducting Business Activity of the Products, including the following:

(a)         Drawings and specifications of the Products;

(b)        Bill of Parts and materials;

(c)         Production standards;

(d)        Drawings for assembly;

(e)         Deliverables;

(4)	Technical Materials provided by Licensor shall be written in English, and the metric system shall be used for all dimension descriptions.

(5)	Notwithstanding the foregoing four paragraphs, Licensor, at its own cost and expense, shall furnish and make available to Licensee, completed versions of the technical materials in the foregoing four paragraphs, whenever Licensee requests Licensor to do so to a reasonable extent.

Article 4.        Technical Guidance

(1)	Upon request of Licensee, Licensor shall dispatch its qualified technical engineers ("Engineers") to Licensee at Licensee' s facilities in order to render technical assistance to employees of Licensee or its sub-contractors in connection with the design, manufacture, assembly, installation, repair, inspection, maintenance, quality control or sale of the Products.

(2)	Daily allowance for Engineers dispatched hereunder shall be determined by mutual consultation using Licensor's current allowance rate in its international business. Traveling, living and other expenses required for such dispatch shall be borne and paid by Licensee pursuant to terms and conditions to be separately agreed upon between the parties. Period, numbers and reasonable details of such dispatch shall be also separately agreed upon between the parties.

(3)	Notwithstanding the foregoing paragraph, any and all allowance and expense of first two times dispatch shall be included in the initial royalty specified in the Article 7.(1).(a) to the extent that the period of such dispatch does not exceed totally twenty (20) days.

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Article 5.        Technical Training

(1)	Licensor shall provide, at Licensor's facilities, technical training, free of any additional charge, to representatives of Licensee or its sub-contractors with respect to the design, manufacture, assembly, installation, repair, inspection, maintenance, quality control and sale of the Products.

(2)	All expenses of traveling, living and insurance for such representatives shall be borne and paid by Licensee.

(3)	Notwithstanding the foregoing paragraph, any and all allowance and expense of first two times trainings shall be included in the initial royalty specified in the Article 7.(1).(a) to the extent that the period of such training does not exceed twenty (20) days.

Article 6.        Other Technical Assistance

Licensor shall provide Licensee with all additional advice and assistance necessary or desirable for conducting Business Activity of the Products, including, without limitation, advice and assistance relating to selection and purchase of machinery, and proper allocation of personnel, by any method considered most effective by Licensor.

Article 7.        Royalties and Payment

(1)	In consideration of the licenses granted to Licensee hereunder. Licensee shall pay to Licensor the following royalties:

(a)	Initial manufacturing, license and royalty fee ("Initial Fee") of one million and five hundred thousand US dollars (US$1,500,000-) paid within sixty (60) days (JST) after the Effective Date of this License Agreement,

(b)	Running royalty per one unit of 2D version of the Product or Final Product(s) shall be paid in accordance with Schedule III of this License Agreement. The running royalty for 2D version of the Product or Final Product(s) shall cease after the expiration of this License Agreement.

(c)	Running royalty per one unit of 3D version of the Product or Final Products shall be paid in accordance with Schedule III of this License Agreement. The running royalty for 2D version of the Product or Final Product(s) shall cease and all grant of license in the Article 2 shall become free of charge after the expiration of this License Agreement.

(2)	The running royalty in this Article shall be computed quarterly as of the last day of March, June, September and December of each year during the term of this License Agreement, and Licensee shall pay to Licensor the total amount of the running royalty thus computed within forty-five (45) days after the end of the relevant quarterly period. The details of the payment procedure shall be separately agreed by the parties by a reasonable date before first payment.

(3)	Any taxes of whatever nature imposed or levied by the Japanese Government on the royalties to be paid under this Article shall be borne by Licensor. Licensee shall withhold and pay such tax on behalf of Licensor. Upon request of Licensor, Licensee shall provide Licensor with formal certificates showing such tax payment so as to enable Licensor to enjoy the benefit of avoidance of double taxation pursuant to the Tax Treaty between the United States of America and Japan.

(4)	All payments by Licensee to Licensor hereunder shall be made in currency of US dollar by telegraphic transfer to Licensor's bank account on email receipt of an invoice in PDF format.

Article 8.        Accounting and Report

(1)	Within sixty (60) days after the end of March and September of each year during the term of this Agreement, Licensee shall furnish Licensor with a final written statement specifying the number of 2D Camera and 3D Camera versions of the Product or Final Product(s) sold by Licensee during each immediately preceding semi-annual period.

(2)	Licensee shall keep true and accurate books and records containing all data reasonably required for computation and verification of the amounts payable hereunder.

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Article 9.        Sales Promotion and Option

(1)	Licensee agrees to use commercially reasonable efforts to promote the sale of Licensee's Product or Final Product(s), where these Product or Final Product(s) are installed, maintain contact with customers, establish contact with potential customers, arrange for advertising, and maintain its employment of technical personnel with appropriate skills.

(2)	Notwithstanding the foregoing paragraph, Licensee has any and all option to install the Product or Final Product(s) in its Panasonic Products or not, and any and all option regarding which Panasonic Products the Product or Final Product(s) should be installed in.

Article 10.       Improvements

(1)	During the term of this License Agreement, Licensor shall develop Improvements in accordance with Licensee's request. In this case, the parties shall enter into separate development agreement and such development fee shall be separately agreed by the parties therein.

(2)	Except for the foregoing paragraph, during the term of this License Agreement, Licensor shall inform the Licensee of Improvements created without Licensee's request, and disclose the details thereof at Licensee's request.

(3)	Licensee is entitled to conduct Business Activity regarding the Product or Final Product(s) employing Improvements of Licensor, whether or not covered by patent, without additional payment except the event of the foregoing Article 10 (1), as if they were originally covered by the licenses wanted hereunder.

Article 11.      Treatment of Confidential Information

(1)	Neither party ("Receiving Party") shall disclose to any other person or entity any information disclosed by the other party that is marked "Confidential" (or a comparable notation) at the time of its disclosure for five (5) years after receipt thereof.

(2)	Notwithstanding the foregoing paragraph, neither party shall disclose to any other person or entity Technical Information which is not in the public domain for ten (10) years after Effective Date, and in this case, either party shall be deemed to be the Receiving Party in the following two paragraphs in this Article.

(3)	Notwithstanding the foregoing two paragraphs in this Article, the Receiving Party may disseminate, in whole or in part, the information mentioned above to a limited number of officers and employees of the Receiving Party or its Affiliates or its sub-contractors or its distributors, on a need-to-know basis. The Receiving Party shall take all reasonable precautions to ensure that such officers, employees, sub-contractors and distributors shall comply with the obligations under this Article.

(4)	The obligations under this Article shall not apply if such information is:

(a)	Information which was in the possession of the Receiving Party prior to its disclosure;

(b)	Information which is or becomes public knowledge without any fault of the Receiving Party;

(c)	Information which becomes available to the Receiving Party from a third party without any obligation of secrecy;

(d)	Information disclosed to a third party with the prior written consent of the other party.

(5)	The parties have set forward substantial Confidentiality language in the Development Agreements, Section 12, and the Development Agreements language shall prevail if any conflicts arise between this License Agreement and the Development Agreements.

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Article 12.      Trademarks

During the term of this License Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable and royalty-free license to use Licensor's trademarks listed in Schedule II attached hereto ("Trademarks") in connection with the sale and promotion of the Product or Final Product(s).

Article 13.      Infringement

(1)	In the event that Licensee notifies Licensor of any infringement or threatened infringement of any Product Patents or Trademarks, Licensor shall take all necessary steps to prevent such infringement or threatened infringement, as the case may be, including commencement of a legal action or other proceeding against such third party to restrain such infringement or threatened infringement.

(2)	In the event that a claim, legal action, or any other proceeding in any forum is brought against Licensee, its Affiliates, its sub-contractors, its distributors, and/or its customers alleging that Business Activity of the Products or use of the Products IP, Trademarks or Technical Information infringes upon any of Intellectual Property Rights of any third party, Licensor shall defend Licensee and take all necessary steps to secure Licensee the right to continue such Business Activity of the Products, or use of the Product Patents, Trademarks and Technical Information. Licensor shall bear and indemnify Licensee, its sub-contractors, its distributors and/or its customers for all costs for such legal action or proceeding, including an attorney's fees, and all damages, expenses, settlement amounts and judgments. If Licensor is not able to secure Licensee said right, Licensor shall at its own costs provide Licensee with alternative designs or technology substantially equivalent to the Product Patents or Technical Information at Licensee's request.

(3)	Licensor shall diligently prosecute and timely inform Licensee of the maintenance and prosecution of patents and patent applications.

Article 14.      Non-Assertion

(1)	Licensor shall not assert any of its Intellectual Property Rights against Licensee, its Affiliates, its customers, its subcontractors, its distributors and/or any other third party using, developing, having developed, manufacturing, or having manufactured, modifying, having modified, selling and/or having sold any Final Products and/or Improvements in compliance with and as long as this License Agreement is in effect.

(2)	Licensee warrants it will cease developing, manufacturing, selling, and modifying the Final Product, Improvements or its derivatives if this License Agreement is terminated. Licensee further warrants it will cause its Affiliates, subcontractors, distributors, and any other third party to cease Business Activities in regard to the Final Product, Improvements, or its derivatives as integrated into the Panasonic Product.

Article 15.      Representations and Warranties

(1)	Licensor hereby represents and warrants that it has full legal authority to grant the licenses set forth herein, and that there are no outstanding agreements, assignments or encumbrances which are inconsistent or in conflict with any provision of this Agreement or the licenses granted hereunder.

(2)	Licensor hereby warrants that use of the Technical Information shall not infringe upon any third party's proprietary rights or interests.

(3)	Licensor hereby warrants that Technical Information disclosed by Licensor hereunder shall be the latest information developed or used by Licensor to conduct Business Activity of the Products and shall be appropriate to enable Licensee to conduct Business Activity of the Products.

(4)	Licensor hereby warrants to Licensee that the components supplied by Licensor and used in the Final Product(s), Improvements and/or Licensed Software unmodified by Licensee shall, after Licensee's acceptance of technical materials specified in the Article 3, be free from Defects, and shall be fit for their intended use, when properly used. In the event that either party finds any Defects in Licensor supplied items used in the Final Products, Improvements and/or unmodified portion by Licensee of Licensed Software for a period of two (2) years from such acceptance, such party shall immediately notify to the other party of such Defects and Licensor shall correct such Defects at its own expense. In such case after such period, in addition to the notification above, Licensor shall correct such Defects under the terms and conditions separately agreed by both parties.

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Article 16.      Products Liability

Language governing Indemnification and Products Liability has been set forward in Section 10 - Indemnification of the Phase 2 Development Agreement dated 22 March, 2011. This common language from the Phase 2 Development Agreement shall apply to this License Agreement and in particular Sections 13, 15, and 17 herein. This common language shall survive any termination of the Phase 2 Development Agreement and shall prevail if any conflicts arise between the Development Agreement Products Liability and this License Agreement. Licensor shall mean Coherix and Licensee shall mean PFSC in the use of this common language.

Article 17.      Limitation of Liability

Licensor is responsible for the design of the Product, components of the Product Licensor supplies, and/or unmodified portion by Licensee of the Final Product and/or components of the Final Product. Licensee is responsible for its manufacture and/or modification of the Final Product(s) and/or Final Product components it manufactures or modifies under the terms of this License Agreement.

IN CONSIDERATION OF THE FOREGOING THE AGGREGATE LIABILITY TO LICENSEE IN CONNECTION WITH THIS LICENSE AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT OF TOTAL PAYMENT FROM LICENSEE TO LICENSOR WITH REGARD TO THE DEVELOPMENT AGREEMENT AND LICENSE AGREEMENT, INCLUDING, BUT NOT LIMITED TO, RUNNING ROYALTY SPECIFIED IN THE ARTICLE 6(1). EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIABILITY LIMITATION FOR LICENSEE IS AN ESSENTIAL ELEMENT OF THIS AGREEMENT AND THAT IN THE ABSENCE OF SUCH LIMITATION, THE MATERIAL AND ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

Article 18.      Escrow

(1)	Within thirty (30) days of execution hereof, the Licensor shall provide the Escrow Agent with the source code of the Licensed Object Code in accordance with the Escrow Agreement. Licensor shall keep the source code in escrow Updated during the term of this Agreement.

(2)	Subject to the terms and conditions provided in the Escrow Agreement, Licensee shall be entitled to obtain the source code of the Licensed Object Code from the Escrow Agent upon the occurrence of any of the events provided in Article 5 of the Escrow Agreement.

Article 19.      Assignment, Sublicense and Subcontracting

(1)	Neither party shall assign, transfer or otherwise dispose of this License Agreement, or of any right or obligations hereunder without the prior written consent of the other party.

(2)	Licensee shall not sublicense any right granted by this License Agreement to any third party without the prior written consent of Licensor, which consent shall not be unreasonably withheld; provided, however, that Licensee may manufacture any part of the Products or Final Products through its subcontractors and sublicense the licenses specified in the Article 2 to its Affiliates.

Article 20.      Term and Termination

(1)	This License Agreement shall come into effect on the date when the parties have signed this License Agreement, provided, however, that in the event there are procedures required under both the laws of Japan and the State of Delaware, this License Agreement shall come into effect on the date when all of such procedures are completed for the lawful execution of this Agreement ("Effective Date"). Each party shall diligently pursue completion of such procedures, and keep the other party informed of its progress.

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(2)	Notwithstanding the foregoing paragraph, the grant of license in the Article 2 shall commence on the date when Initial Fee in the Article 7(1)(a) is paid from Licensor to Licensee. This is the formal "Transfer Date".

(3)	Unless terminated earlier by paragraphs (4) or (5) below, this Agreement shall continue in full force and effect for ten (10) years from the Effective Date.

(4)	If either party fails to comply with, or breaches, any of the provisions contained herein and such non-compliance, or breach, is not cured within thirty (30) days after notice thereof, the other party may terminate this Agreement. The parties agree that serving such notice is a last resort action, after exhausting other methods of remedy for such non-compliance or breach in mutual good faith.

(5)	Either party may terminate this License Agreement by giving written notice to the other party if one or more of the following events occur to the other party
(a)	appointment of a trustee or receiver for all or any substantial part of the assets of the other party;
(b)	insolvency or bankruptcy of the other party;
(c)	general assignment by the other party for the benefit of creditors;
(d)	expropriation of the business or assets of the other party; or
(e)	dissolution or liquidation of the other party.

If either party is involved in Items (a) through (e) above, such party shall notify the other party immediately upon the occurrence of such event.

Article 21.      Effect of Termination or Expiration

(1)	If this License Agreement is terminated, by early termination, Licensee may continue to manufacture and/or sell the Final Product(s) held by Licensee in stock or being manufactured or ordered at the time of such termination and to use the Trademarks in connection with the sale of such Final Product(s), subject to the payment of the amount corresponding to the running royalties. Article 7 shall apply mutatis mutandis to these payments.

(2)	Notwithstanding the foregoing paragraph, as long as Licensee's customer owns Licensee's Final Product(s) delivered before such expiration or termination in which the Final Product(s) is or can be installed in, Licensee may continue to conduct Business Activity of the Final Product(s) to the extent of repair, modification and/or spare parts supply for such products.

(3)	Termination of this License Agreement, by early termination, shall not, in any way, affect, impair or destroy any right or remedy of the parties that has accrued prior to such termination.

(4) The provisions of Article 1, 2, 6, 11, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30 and 31 shall survive the expiration or termination of this License Agreement.

Article 22.      Force Majeure

Neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this License Agreement for the period and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fire, accidents, strikes, sabotage, explosions or other similar or different causes beyond the reasonable control of the respective parties.

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Article 23.      Export Control

(1)	For the purpose of performing any obligation hereunder, Licensor shall obtain any licenses and/or permits for the Product or portions of the Product it supplies to Licensee from the competent authority of the relevant government, at its own expense, if and to the extent required by any relevant laws and regulations, including, but not limited to, the Export Administration Regulations of the United States of America.

(2)	If requested by Licensee, Licensor shall provide to Licensee without delay, any document in relation to the Products or portions of the Product it supplies to Licensee in order to comply with any relevant laws and regulations, including, but not limited to, the Export Administration Regulations of the United States of America.

Article 24.      Notice

(1)	All notices, demands and other communications to be given in respect of this License Agreement shall be made by registered airmail, postage prepaid, or by facsimile and shall be addressed to the other party at the address first written above unless the recipient changes its address by notice in accordance with this Article.

(2)	Notices, demands and communications mentioned above shall be deemed to have been received by the other party and made effective seven (7) days after their mailing when made by registered airmail, and at the time of receipt and confirmation when made by facsimile.

Article 25.    Waiver

Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this License Agreement shall not be construed as a waiver of such provision or of any other provision hereof.

Article 26. Governing Law

This License Agreement shall be governed, in all respects including validity, construction and performance, by and under the laws of New York state.

Article 27.      Arbitration

All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in Osaka, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. The award rendered by the arbitrator(s) shall be final and binding upon the parties. Additional language and clarification regarding Arbitration is set forward in the Development Agreement, Section 17 — Dispute Resolution, and this additional language shall govern any Arbitration activities.

Article 28.      Entire Agreement and Modification

(1)	This License Agreement constitutes the entire and only agreement between the parties with respect to the subject matter hereof, and supersedes any prior and contemporaneous understandings, agreements or negotiations, express or implied.

(2)	No modification, change or amendment of this License Agreement shall be binding upon the parties except by mutual agreement in writing duly signed by an authorized representative of each of the parties, dated subsequent to the date of this License Agreement and expressly referring to this License Agreement.

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Article 29.      Headings

The headings of articles used in this License Agreement are inserted for reference only and shall not affect interpretation of the respective articles of this License Agreement.

Article 30.      Language

This License Agreement has been executed in duplicate with equal force and effect in the English language. Communication made for performance under this License Agreement shall be made in English.

Article 31.      Severability

If any of the provisions of this License Agreement is declared fully or partly invalid or unenforceable, this License Agreement shall be considered divisible as to such provision, and the remainder of this License Agreement shall be deemed valid and binding as if such provision were not included herein unless such invalidity or unenforceability destroys the underlying business purposes of this License Agreement. Both parties shall replace or revise such invalidated or unenforceable provision with a valid and enforceable provision, to the maximum extent permissible under applicable law, that has the closest meaning to what the parties intended or would have intended according to the sense and purposes of this License Agreement had the matter been considered when concluding this License Agreement.

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IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date herein, each party retaining one copy thereof respectively.

Date: 3/21/2012	Date: 3/28/2012

For: Coherix, Inc.	for: Panasonic Factory Solutions Co., Ltd.

/s/ Dwight Carlson	/s/ Signature
Signature and Title	Signature and Title

Chairman/CEO	President

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Memorandum of Amendment

to TECHNICAL COLLABORATION AND LICENSE AGREEMENT

This memorandum (“Memorandum”) effective as of December 15, 2012 by and between Coherix, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 3980 Ranchero Drive, Ann Arbor, Michigan, 48108 USA (“Licensor”), and Panasonic Factory Solutions Co., Ltd., a corporation organized and exiting under the laws of Japan, having its principal place of business at 2-7 Matsuba-cho, Kadoma, Osaka 571-8502, Japan (“Licensee”).

WITNESSETH

1. Purpose of this Memorandum.

(1)	The purpose of this Memorandum shall be to amend the TECHNICAL COLLABORATION AND LICENSE AGREEMENT (“Agreement”), effective as of March 28, 2012, entered into by and between Licensor and Licensee.

(2)	This Memorandum is hereby incorporated into the Agreement and made an integral part thereof.

2. Definition.

All definitions defined in the Agreement shall be applicable in this Memorandum.

3. Modifications.

(1)	The Article 7 (1) of the Agreement is hereby replaced, in its entirety, as follows;

(1)	In consideration of the licenses granted to Licensee hereunder. Licensee shall pay to Licensor the following royalties:

(a)	Initial license and royalty fee ("Initial Fee") of one million and five hundred thousand US dollars US$1,500,000-) paid within sixty (60) days (JST) after the Effective Date of this License Agreement.

(b)	Running royalty per one unit of 2D version of the Product or Final Product(s) shall be paid in accordance with Schedule Ill of this License Agreement. The running royalty for 2D version of the Product or Final Product(s) shall cease and all grant of license in the Article 2 shall become free of charge after the expiration of this License Agreement.

(c)	Running royalty per one unit of 3D version of the Product or Final Products shall be paid in accordance with Schedule Ill of this License Agreement. The running royalty for 3D version of the Product or Final Product(s) shall cease and all grant of license in the Article 2 shall become free of charge after the expiration of this License Agreement.

(2)	The Article 17. of the Agreement is hereby replaced, in its entirely, as follows:

Licensor is responsible for the design of the Product, components of the Product Licensor supplies, and/or unmodified portion by Licensee of the Final Product and/or components of the Final Product. Licensee is responsible for its manufacture and/or modification of the Final Product(s) and/or Final Product components it manufactures or modifies under the terms of this License Agreement.

IN CONSIDERATION OF THE FOREGOING THE AGGREGATE LIABILITY TO LICENSEE IN CONNECTION WITH THIS LICENSE AGREEMENT SHALL IN. NO EVENT EXCEED THE AMOUNT OF TOTAL PAYMENT FROM LICENSEE TO LICENSOR WITH REGARD TO THE DEVELOPMENT AGREEMENT AND LICENSE AGREEMENT, INCLUDING, BUT NOT LIMITED TO, RUNNING ROYALTY SPECIFIED IN THE ARTICLE 7(1). EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIABILITY LIMITATION FOR LICENSEE IS AN ESSENTIAL ELEMENT OF THIS AGREEMENT AND THAT IN THE ABSENCE OF SUCH LIMITATION, THE MATERIAL AND ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT

4. Other terms and conditions

Except as specifically amended by this Memorandum, the terms and conditions of the Agreement shall remain in full force.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed by their duly authorized representatives in duplicate and each party shall have one (1) original copy of this Memorandum.

Date: _______________	Date: _______________

For: Coherix, Inc.	For: Panasonic Factory Solutions Co., Ltd.

_______________	_______________
Signature and Title	Signature and Title

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Memorandum of 2nd Amendment

to TECHNICAL COLLABORATION AND LICENSE AGREEMENT

This Memorandum of 2nd Amendment to the Technical Collaboration and License Agreement (“2nd Amendment”) is effective as of March 1, 2014 and is by and between Panasonic Factory Solutions Co., Ltd., a corporation formed under the laws of Japan, having its main office located at 2-7 Matsuba-cho, Kadoma, Osaka 571-8502 Japan ("PFSC"), and Coherix, Inc., a corporation formed under the laws of the State of Delaware, USA, having its main office located at 3980 Ranchero Drive, Ann Arbor, Michigan, 48108 USA ("Coherix"). PFSC and Coherix are hereinafter referred to as a party or parties to this 2nd Amendment.

WITNESSETH

1. Purpose

1)	The purpose of this 2nd Amendment shall be to amend the TECHNICAL COLLABORATION AND LICENSE AGREEMENT (“TCLA”), dated March 28, 2012 entered into by and between PFSC and Coherix and its Amendment 1, dated December 15, 2013.

2)	The parties have done work to provide a Modular Build-up Design, defined in previous amendments to both the Development and License Agreements.

3)	This 2nd Amendment has additional License Fees defined in the attached Section III of the modified TCLA for the Modular Build-up Design vision components of 2D, 3DL, and 3D Cameras. These additional fees cover adding capability to previously sold vision modules. Generally speaking, this addresses the addition of 3D software and/or hardware functions defined in previous Development and License Agreements between the parties.

4)	This 2nd Amendment is hereby incorporated into the TCLA and made an integral part thereof.

2. Definitions

1)	All definitions defined in the TCLA and the TCLA Amendment 1 shall also be applicable in this 2nd Amendment.

3. Modifications

1)	The Article 7 (2) of the TCLA is hereby replaced in its entirety, as follows:

(2)	The running royalty in this Article shall be computed from the twenty-fifth (25) to the twenty-fourth (24) day of each month during the term of the TCLA, and Licensee shall pay to Licensor the total amount of the running royalty thus computed within forty-five (45) days after the end of the relevant monthly period after receiving invoice from Licensor. The details of the payment procedure shall be separately agreed by the parties by a reasonable date before first payment.

4. Schedule I

The original SCHEDULE I of the TCLA has been modified to clarify the source and object code supplied by Coherix to PFSC. The entire original SCHEDULE I with these modifications has been attached to this 2nd Amendment and made a part of the TCLA

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5. Schedule III

The original and previously modified SCHEDULE III of the TCLA has additional fees added as referenced in Section 1 of this 2" Amendment. Additional modifications to SCHEDULE III have been made containing examples of how the different 2D, 3DL, and 3D Cameras shall be counted for revenue payments and revenue payment reductions. This newly modified SCHEDULE III is attached to this 2" Amendment and made a part of the TCLA.

6.      Terms and Conditions

a)	Except as specifically amended by this 2nd Amendment, the terms and conditions of the original TCLA shall remain in full force.

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IN WITNESS WHEREOF, the parties hereto have caused this 2nd Amendment to be executed by their duly authorized representatives in duplicate and each party shall have one (1) original copy of this 2nd Amendment.

Coherix, Inc.	Panasonic Factory Solutions Co, Ltd.

By: /s/ Dwight Carlson	By: /s/ Katsuhiko Omoto
Name: Dwight Carlson	Name: Katsuhiko Omoto
Title: CEO	Title: President

Date: 4/15/2014	Date: 2014/4/10

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Schedule I

Licensed Source Code

•	Embedded Software for P9 PIC Microcontroller interface, PIB resources, and capture sequence management.
•	FPGA code for cameral control, image processing, memory structure, and communication protocols
•	Electronic Placement System Software Development Kit including header files and core classes. Allows for extending core imaging processing tools in the library for custom applications.

Licensed Object Code

•	3DPro and 3DL executables and libraries. 3D inspection functions including algorithms, data structures, and optimized routines
•	Existing "Tools" ported from i-Cite
•	Complete Graphical User Interface ("GUI"), including partial use

Licensed Documentation

•	i-Cite tutorial
•	Fl CHM Help file
•	OEM manual
•	Products and Final Products system manual

Licensed Intellectual Property Rights

•	Patented stereo vision technologies
•	Electrical designs including high speed, high current LED drive circuits and Panasonic Interface Board ("PIB") technologies
•	Mechanical designs including integrating chamber concept, optical mounting structures, and precision imager pair alignment techniques
•	Concept of multiple imagers operating independently or as a unit, including optics and vision preprocessing
•	Virtual target temperature compensation and calibration
•	Compact light sheet projector concept using LED's and molded parabolic mirror reflector
•	Any additional Product IP required for Licensee which is necessary or effective for manufacturing, selling, or using the Product(s) or Final Product(s)

List of materials as specified in Article 3 of this License Agreement.

The parties agree that Licensee is in possession of required items listed under Article 3 (1)a through Article 3 (1)e at the end of Phase 2 Development. The parties agree to ongoing updating of these required items during Phase 3 and 4 Developments.

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Schedule II

The name, logos, and trademarks of Coherix Inc. shall be listed here before the Effective Date. The following names, logos, and trademarks shall be valid in all fonts and styles.

i-Cite tm

ShaPix tm

3DX tm

Tru3D tm

D-Wave tm

ThermalSentry tm

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Schedule III

1. Product or Final Product Running Royalty License Fees described in below.

Camera Units

1)	For the 3D Camera as defined in the TCLA, the beginning License Fee is Eight Hundred US Dollars ($800-) per individual unit. This individual unit license fee will be decreased Fifty US Dollars ($50-) per unit for every 5,000 units sold until the unit fee reaches zero. For example, the License Fee for unit 4,999 is $800, the License Fee for unit 5,000 is $800, and the License Fee for unit 5001 is $750. Likewise the License Fee for unit 10,001 is $700 and so forth with increasing and cumulative sales.

2)	For the 3DL Camera, as defined in Amendment 1 to the TCLA , the beginning License Fee is Six Hundred US Dollars ($600-) per individual unit. This individual unit license fee will be decreased Twenty US Dollars ($20-) per unit for every 5,000 units sold until the unit fee reaches zero. For example, the License Fee for unit 4,999 is $600, the License Fee for unit 5,000 is $600, and the License Fee for unit 5001 is $580. Likewise the License Fee for unit 10,001 is $560 and so forth with increasing and cumulative sales.

3)	For the 2D Camera, as defined in the TCLA, the beginning License Fee is Two Hundred US Dollars ($200-) per individual unit. This individual unit license fee will be decreased Ten US Dollars ($10-) per unit for every 5,000 units sold until the unit fee reaches zero. For example, the License Fee for unit 4,999 is $200, the License Fee for unit 5,000 is $200, and the License Fee for unit 5001 is $190. Likewise the License Fee for unit 10,001 is $180 and so forth with increasing and cumulative sales.

Upgrade Kits

4)	For an existing 3DL Camera that is upgraded to a 3D Camera, the incremental, individual unit License Fee added to the 3DL License Fee shall be Two Hundred US Dollars ($200) per individual unit. This shall make the total License Fee the same as the 3D Camera License Fee in effect at the time of the upgrade. The payment example shall remain as outlined in Article 2, 3 and 4 of the Schedule III.

5)	For an existing 2D Camera that is upgraded to a 3DL Camera, the incremental, individual unit License Fee added to the 2D License Fee shall be Four Hundred US Dollars ($400) per individual unit. This shall make the total License Fee the same as the 3DL Camera in effect at the time of the upgrade. The payment example shall remain as outlined in Article 2, 3 and 4 of the Schedule III.

2.	Camera royalty payment examples are provided as follows for clarity. These examples follow the PFSC desired method for counting and paying for these Camera modules as they are manufactured less than 5000.

Three Camera modules are being produced under the TCLA. These are 2D, 3DL, and 3D. For illustration purposes:

License fee for 2D = $200

License fee for 2D->3DL Upgrade Kits = $400

License fee for 3DL->3D Upgrade Kits = $200

For the following manufacturing count example, the total beginning royalties for each Camera module is calculated as follows:

20 units of 2D Camera modules

10 units of 3DL Camera modules which is Upgrade Kits from 2D to 3DL

5 units of 3D Camera modules which is Upgrade Kits from 3DL to 3D

2D => 20 * $200 = $4,000
3DL => 10 * $400 = $4000

3D => 5 * $200 = $1000

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3.	The following examples are provided for further clarity of Section 1 in this Schedule III above for how the unit count is tallied and reduces the running royalty rate for each Camera modules are made by the Upgrade Kits.

2D = a

2D->3DL Upgrade Kits = b

3DL->3D Upgrade Kits = c

20 units of 2D Camera modules (a)

10 units of 3DL Camera modules (b) which is Upgrade Kits from 2D to 3DL

5 units of 3D Camera modules (c) which is Upgrade Kits from 3DL to 3D

The number of Camera modules made by the Upgrade Kit are

2D=a-b= 20 -10=10

3DL = b-c = 10-5 = 5

3D= c = 5

If a 2D or 3DL Camera is modified by adding another Camera module, then the original Camera module count shall be reduced.

4.	When the accumulated numbers of each final product camera 2D, 3DL, 3D are shown as N1+5000 * Ml, N2+5000 * M2, N3+5000 * M3 respectively, then each license payment can be expressed as below.

1)   2D: 200-10 * M1

2)   3DL: 600-20 * M2

3)   3D: 800-50 * M3

Thus the license payment for each Upgrade Kits can be expressed as below

*2D =$200— $10*M1
*2D—>3DL	=	($600—$20*M2) — ($200—$10*M1)
$400— $20*M2 + $10*M1
	=	($800 — $50 * M3) — ($600 — $20 * M2)
* 3DL — >3D	=	$200 — $50 *M3 + $20 * M2

The following samples of the above calculations for Upgrade Kits are shown as follows:

CASE 1)	2D >= 5000 and 3DL/3D Upgrade Kits < 5000; M1=1, M2=0, M3=0

* 2D	$200 — $10	=	$190
* 2D->3DL	$600 — $190	=	$410
* 3DL->3D	$800 — $600	=	$200

CASE 2)	5000< 2D <10000, 3DL Upgrade Kits >=5000, and 3D Upgrade Kts <5000 M1=1, M2=1, M3=0

*2D	$200 — $10	=	$190
*2D—>3DL	$580—$190	=	$390
*3DL—>3D	$800—$580	=	$220

CASE 3)	2D>=10000, 3DL Upgrade Kits >=5000, 3D Upgrade Kits lt; 5000 M1=2, M2=1, M3=0

*2D	$200 — $20	=	$180
* 2D — >3DL	$580—$180	=	$400
* 3DL—>3D	$800 — $580	=	$220

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